Exhibit 10(s)

The following table provides information relating to total compensation amounts paid to directors in 2009:

Director Compensation Table

Name	Year	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3) (4)	Non-Equity Incentive Plan Comp.	Change in Pension Value and Nonqualified Deferred Comp. Earnings	All Other Comp.	Total

Rebecca M. Bergman (5)	2009	$69,500	$50,688	$112,128	$—	$—	$—	$232,316

David R. Harvey (6)	2009	132,012	—	112,128	—	—	—	244,140

W. Lee McCollum (7)	2009	96,059	50,688	112,128	—	—	—	258,875

Avi M. Nash (8)	2009	80,296	50,688	112,128	—	—	—	243,112

Steven M. Paul (9)	2009	74,437	50,688	112,128	—	—	—	237,253

J. Pedro Reinhard (10)	2009	86,315	50,688	112,128	—	—	—	249,131

Timothy R.G. Sear (11)	2009	72,697	50,688	112,128	—	—	—	235,513

D. Dean Spatz (12)	2009	84,404	50,688	112,128	—	—	—	247,220

Barrett A. Toan (13)	2009	85,000	50,688	112,128	—	—	—	247,816

George M. Church (14)	2009	20,000	—	265,622	—	—	—	285,622

(1)	Amounts listed represent payments for meeting attendance and annual retainer, which are described below under “Cash Compensation,” and the reimbursement of travel expenses.
(2)	Amounts listed represent the compensation cost for shares of our common stock that were awarded to non-employee directors on January 2, 2009. Each non-employee director as of January 2, 2009 received 1,200 shares of stock with a total fair value of $50,688 on the award date.
(3)	Represents the compensation cost of option awards, before reflecting assumed forfeitures, over the requisite service period, as described in Statement of Financial Accounting Standards No. 123(R), “Accounting for Stock-Based Compensation” (FAS 123(R)). Options granted to directors vest over a three-month period. Amounts reflected within the table are different than the amounts recognized in the consolidated financial statements due to the assumed forfeiture rate reflected in the consolidated financial statements.
(4)	On May 6, 2009, Ms. Bergman, Drs. Harvey and Paul and Messrs. McCollum, Nash, Reinhard, Sear, Spatz and Toan each received 10,000 options that each had a total grant date fair value of $112,128. On October 2, 2009, Dr. Church received 20,000 options that had a total grant date fair value of $265,622.
(5)	As of December 31, 2009, Ms. Bergman had 30,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to her on January 2, 2009.
(6)	As of December 31, 2009, Dr. Harvey received $96,269 as part of his employment agreement as Chairman in 2009. On May 5, 2009 Dr. Harvey retired as Chairman, but continued as a Director of the Company. The amount he received is the pro-rata portion earned through his retirement date. As of December 31, 2009, Dr. Harvey had 200,000 option awards outstanding.
(7)	As of December 31, 2009, Mr. McCollum had 86,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2009.
(8)	As of December 31, 2009, Mr. Nash had 50,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2009.
(9)	As of December 31, 2009, Dr. Paul had 40,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2009.
(10)	As of December 31, 2009, Mr. Reinhard had 86,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2009.
(11)	As of December 31, 2009, Mr. Sear had 30,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2009.
(12)	As of December 31, 2009, Mr. Spatz had 74,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2009.
(13)	As of December 31, 2009, Mr. Toan had 86,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2009.
(14)	As of December 31, 2009, Dr. Church had 20,000 option awards outstanding.

Exhibit 10(s) (continued)

Cash Compensation

Directors who are employed by the Company receive no compensation or fees for serving as a director or for attending board or committee meetings. Directors who are not employed by the Company receive cash and stock compensation, as described below.

Except for David R. Harvey and George M. Church, each non-employee director received retainer fees of $50,000 in 2009 for being a member of the Board and its Committees. Dr. Harvey received retainer fees of $25,000. Dr. Church, who was elected to the Board in October 2009, received retainer fees of $12,500 in 2009. In addition, each non-employee director also received a fee for his or her participation in Board and Committee meetings. In May 2009, the Board voted that the Presiding Director will receive $4,000 as compensation for leading the Executive Session portion of each scheduled meeting. The following table provides information related to the meeting fees paid to non-employee directors:

	Board of Directors (1)	Audit Committee (2)	Compensation Committee (3)	Corporate Governance Committee (3)
Participation in person (4)	$3,000	$1,000	$1,000	$1,000

Participation via conference call	$1,500	$500	$500	$500

(1)	From May 2009 on, the Presiding Director received $4,000 for every scheduled meeting in which he participated.
(2)	During 2009, the Audit Committee Chairman received $4,000 for every meeting attended in person and $2,000 for every conference call in which he participated.
(3)	During 2009, the Compensation and Corporate Governance Committee Chairmen each received $2,000 for every meeting attended in person and $1,000 for every conference call in which they participated.
(4)	Non-employee directors participating in person at meetings also received reimbursement of travel expenses.

Stock Compensation

Pursuant to the Company’s 2003 Long-Term Incentive Plan, the Company currently provides non-employee directors with stock compensation as follows:

•	Newly elected directors will be granted options to acquire 20,000 shares of common stock upon the date of his or her initial election to the Board;

•

Eligible directors serving on the Board on the day after any annual shareholder meeting, who have served on the Board for at least six months prior to the annual meeting, will be granted options to acquire 10,000 shares of common stock on such date; and

•	Each non-employee director is awarded 1,200 shares of common stock on January 1st of each fiscal year.

Nine of the ten existing non-employee directors received options to purchase 10,000 shares of common stock in 2009. Dr. Church received options to purchase 20,000 shares of common stock immediately after being appointed to the Board in October 2009. If elected at the 2010 annual meeting, all ten continuing non-employee directors will receive options to purchase 10,000 shares of common stock the day after the meeting. The option exercise price per share is equal to the fair market value, or the closing stock price, of the common stock on the date the option is granted. No option will vest or may be exercised to any extent until the holder has continually served as a director for at least three months from the date of grant, provided that such options will vest and become exercisable upon termination of service by reason of death, disability or retirement, subject to the terms and conditions of the plan. The options expire ten years from the date of grant.

Except for Dr. Harvey and Dr. Church, each existing non-employee Director received 1,200 shares of common stock on January 2, 2009.